Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of MYnd Analytics, Inc. on Form S-1 of our report, which includes an explanatory paragraph as to the ability of MYnd Analytics, Inc. to continue as a going concern, dated December 11, 2018, with respect to our audits of the consolidated financial statements of MYnd Analytics, Inc. as of September 30, 2018 and September 30, 2017 and for the years ended September 30, 2018 and September 30, 2017 appearing in the Annual Report on Form 10-K of MYnd Analytics, Inc. for the year ended September 30, 2018. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Costa Mesa, CA

December 14, 2018